Contact:
Sara Buda
Lionbridge Technologies, Inc.
(781) 434-6190
sara.buda@lionbridge.com

LIONBRIDGE REPORTS RECORD Q1 REVENUE OF $108.6 MILLION; DELIVERS GAAP EPS OF $0.00
AND NON-GAAP CASH EARNINGS OF $0.07

10% Year-on-Year Revenue Growth and 35% Cash Earnings Expansion Reflects Broad-Based Demand and
Indicates Positive Momentum for 2007

WALTHAM, Mass. – May 08, 2007 — Lionbridge Technologies, Inc. (Nasdaq: LIOX) today announced financial results for the quarter ended March 31, 2007. Financial highlights for the quarter include:

•	Revenue of $108.6 million, an increase of $7.3 million from the fourth quarter of 2006.

•	Gross margin of 33.5%, an increase of 120 bps from the prior quarter.

•	GAAP net income of $232,000, or $0.00 per share based on 60.8 million weighted average fully diluted shares outstanding. Net income increased by $6.2 million or $0.10 per share from the fourth quarter of 2006.

•	Non-GAAP cash earnings of $4.4 million or $0.07 per share. This marks an increase of $3.5 million or $0.06 per share from the prior quarter. The Company defines non-GAAP cash earnings as net income excluding merger, restructuring and related costs, stock-based compensation, amortization of intangible assets and unusual charges. Please see the section of this release entitled “Non-GAAP Financial Measures” and the attached table for details and reconciliations of this measure to the comparable GAAP measure.

•	An ending cash balance of $16.9 million. The Company’s seasonal cash consumption during the quarter resulted from working capital increases to fund the growth of the business and continued debt repayment.

•	Revenue from the Company’s top 10 customers in Q1 increased 13% compared to the prior year and 12% from the prior quarter. Lionbridge also secured several new client programs during the quarter including contracts with an international telecommunications company, a world-renowned consulting organization and a market-leading consumer electronics company.

Also during the quarter, the Company accelerated market adoption of Freeway™ , Lionbridge’s web-based language management platform. The Company ended the quarter with approximately 1,000 users worldwide on Freeway. In addition, Logoport™, the Company’s next generation translation memory technology, is now used by more than 1,500 active translators every week. This innovative, internet-architected platform enables Lionbridge to streamline multilingual content management and enables clients to optimize their global information assets across their global organization.

“Our existing customer relationships are growing, our pipeline of new business is strong and market response to our language technology continues to exceed our expectations,” said Rory Cowan, CEO, Lionbridge. “In the first quarter we delivered solid revenue growth and increased earnings. With our traditional mid-year revenue ramp ahead of us and ongoing operational efficiencies, we expect this positive momentum to continue in the second quarter and the second half of 2007.”

The Company provided an overview of its revenue expectations for the second quarter of 2007 with estimated revenue of $114.0 to $119.0 million.

The Company will host a conference call today at 9:00 am ET regarding the content of this release. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investor’s page of the Lionbridge web site at http://www.lionbridge.com/webcast/may8/ . A replay will be available at this location for a week.

Non-GAAP Financial Measures
In this release, the Company’s Cash Earnings disclosures are not presented in accordance with generally accepted accounting principles (GAAP) and are not intended to be used in lieu of GAAP presentations of results of operations or cash provided by operating activities. Cash Earnings represents GAAP Earnings excluding amortization of acquisition-related intangible assets, restructuring, unusual items and stock based compensation expenses. Cash Earnings are presented because management believes it provides additional information with respect to both the performance of our fundamental business activities as well as the Company’s ability to meet future debt service and working capital requirements. Management believes the cash earnings information is useful to investors for these reasons. Cash Earnings is a non-GAAP financial measure and should not be viewed as an alternative to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure is net income and has provided a reconciliation of Cash Earnings to net income on the last page of this press release.

About Lionbridge
Lionbridge Technologies, Inc. (NASDAQ: LIOX) is a provider of globalization and offshoring services. Lionbridge combines global resources with proven program management methodologies to serve as an outsource partner throughout a client’s product and content lifecycle — from development to globalization, testing and maintenance. Global organizations rely on Lionbridge services to increase international market share, speed adoption of global products and content, and enhance their return on enterprise applications and IT system investments. Based in Waltham, Mass., Lionbridge maintains 50 solution centers in 25 countries and provides services under the Lionbridge and VeriTest brands. To learn more, visit http://www.lionbridge.com.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including expected financial performance and revenue and earnings growth of Lionbridge in the second quarter of 2007 and the remainder of fiscal year 2007; anticipated customer demand and customer acceptance of the Company’s language technology solutions; and the timing and impact of productivity and operational efficiencies.  Lionbridge’s actual experiences, actions, financial and operating results may differ materially from those discussed in the forward-looking statements.  Factors that might cause such a difference include the loss of a major client or customer; the termination of customer contracts prior to the end of their term; the size, timing and recognition of revenue from clients; Lionbridge’s inability to successfully complete the integration of Bowne Global Solutions (BGS) into Lionbridge and achieve expected synergies; Lionbridge’s ability to successfully complete operational systems deployment initiatives and related integration on a timely basis; the ability of Lionbridge to realize the expected benefits of its operational systems deployment initiatives and the timing of the realization of such benefits; Lionbridge’s ability to perform services in lower cost operational locations, the timing of its transfer of service execution to such locations, and customer acceptance of service execution in such locations; Lionbridge’s ability to resolve taxation questions regarding the BGS business; changes in tax rates applicable to the Company and changes to the interpretations of applicable tax rates; the Company’s dependence on clients’ product releases and production schedules to generate revenues; the timing and speed of customer and user acceptance of Freeway; customer delays or postponements of services using Freeway or Logoport; the failure of Freeway or Logoport to keep pace with technological changes or changing customer needs; Lionbridge’s ability to expand or accelerate user adoption of Freeway; Lionbridge’s ability to develop and deploy Logoport; the ability of Lionbridge to respond to fluctuations in the timing and mix of services required by customers; the impact of equity-based compensation expense associated with FAS 123R; the impact of foreign currency fluctuations on its operating results and profitability and the Company’s ability to successfully manage this exposure through hedge instruments and other strategies; the size, timing and recognition of revenue from major clients; customer delays or postponements of services; costs associated with restructuring of certain operations in Europe and other locations; risks associated with management of growth; Lionbridge being held liable for defects or errors in its service offerings; political, economic and business fluctuations; as well as risks of additional downturns in conditions generally, and in the information technology and software industries specifically, and risks associated with competition; and Lionbridge’s ability to forecast revenue and operating results. For a more detailed description of the risk factors associated with Lionbridge, please refer to Lionbridge’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007.

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2007	2006
Revenue ........................................	$108,616	$99,123

Operating expenses:
Cost of revenue (excluding depreciation and amortization shown separately below) ........................................	72,218	64,828
Sales and marketing ........................................	7,951	8,026
General and administrative ........................................	20,582	18,486
Research and development ........................................	717	743
Depreciation and amortization............................................	1,294	1,492
Amortization of acquisition-related intangible assets .........................	2,114	2,176
Merger, restructuring and other charges ........................................	278	767

Total operating expenses ........................................	105,154	96,518

Income from operations ........................................	3,462	2,605
Interest on outstanding debt ........................................	1,418	1,865
Amortization of deferred financing costs ........................................	46	222
Interest income ........................................	206	135
Other expense, net ........................................	491	360

Income before income taxes ........................................	1,713	293
Provision for income taxes ........................................	1,481	1,300

Net income (loss) ........................................	$232	$(1,007)

Net income (loss) per share of common stock:
Basic	$0.00	$(0.02)
Diluted	0.00	(0.02)

Weighted average number of common shares outstanding:
Basic	59,320	58,750
Diluted	60,791	58,750

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Amounts in thousands)

	March 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents ........................................	$16,925	$27,354
Accounts receivable, net of allowances ...........................	76,000	72,940
Work in process ........................................	38,437	29,311
Other current assets ........................................	11,042	7,153

Total current assets ........................................	142,404	136,758
Property and equipment, net ........................................	13,241	13,032
Goodwill ........................................	131,044	131,044
Other intangible assets, net ........................................	34,780	36,894
Other assets ........................................	8,046	3,772

Total assets ........................................	$329,515	$321,500

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt ......................	$538	$355
Accounts payable ........................................	20,693	18,730
Accrued compensation and benefits ........................................	17,484	18,282
Other accrued expenses and current liabilities ...............................	29,725	29,915
Deferred revenue ........................................	9,070	8,583

Total current liabilities ........................................	77,510	75,865
Long-term debt, less current portion ........................................	75,948	77,855
Deferred income taxes, long-term ........................................	7,824	7,685
Other long-term liabilities ........................................	9,258	3,407

Total stockholders’ equity ........................................	158,975	156,688

Total liabilities and stockholders’ equity	$329,515	$321,500

Reconciliation of GAAP Net Income (Loss) to Cash EPS Comparison to Q1 2006
(UNAUDITED)

	Three Months Ended
	March 31,
	2007	2006
Net income (loss) ........................................	$232	$(1,007)
Amortization of acquisition-related intangible assets .........................	2,114	2,176
Merger, restructuring and other charges ........................................	278	767
Stock-based compensation ........................................	1,737	1,300

Cash earnings ........................................	4,361	3,236
Fully diluted weighted average number of common shares outstanding	60,791	61,021
Adjusted EPS ........................................	$0.07	$0.05

Reconciliation of GAAP Net Income (Loss) to Cash EPS Comparison to Q4 2006
(UNAUDITED)

	Three Months Ended
	March 31, 2007	December 31,
		2006
Net income (loss) ........................................	$232	$(5,964)
Amortization of acquisition-related intangible assets ............................	2,114	2,167
Merger, restructuring and other charges ........................................	278	766
Stock-based compensation ........................................	1,737	1,781
Accelerated recognition of discount and deferred financing on	—	—
early repayment of debt ........................................	—	2,129

Cash earnings ........................................	4,361	879
Fully diluted weighted average number of common shares outstanding	60,791	60,913
Adjusted EPS ........................................	$0.07	$0.01